EXHIBIT 3.1


                           AMENDED AND RESTATED
                       CERTIFICATE OF INCORPORATION
                                    OF
                         SMTEK INTERNATIONAL, INC.



      SMTEK International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify the following:

1. The name of the Corporation is SMTEK International, Inc. SMTEK International, Inc. was originally incorporated as DDL Companies, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 24, 1986.

2. That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's board of directors and stockholders, and that this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Corporation.

3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:


                               ARTICLE ONE

      The name of the Corporation is SMTEK International, Inc. (the "Corporation").


                                ARTICLE TWO

      The name and address of the registered agent of the Corporation in the State of Delaware is:

          The Corporation Trust Company
          1209 Orange Street

          Wilmington, Delaware 19801
          County of New Castle


                               ARTICLE THREE

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                ARTICLE FOUR

      The Corporation is authorized to issue two classes of shares of stock to be designated respectively, 'Common' and 'Preferred'; the total number of such shares shall be 4,750,000; the total number of Common shares shall be 3,750,000 and the par value of each Common share shall be one cent ($.01); and the total number of Preferred shares shall be One Million (1,000,000) and the par value of each Preferred share shall be one dollar ($1.00).

      The Preferred shares may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred shares, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

Reverse Stock Split
-------------------
     On the effective date of this Amended and Restated Certificate of Incorporation, the number of outstanding shares of Common stock shall be reduced so that each 20 shares of Common stock issued and outstanding will be automatically combined and changed into one share of Common stock (the "Reverse Stock Split"). No fractions of shares will be issued, and, as of the effective date of this Amended and Restated Certificate of Incorporation, stockholders otherwise entitled to receive fractions of shares shall have no further interest as a stockholder with respect to such fractions of shares. The Corporation will pay in cash the fair value, as determined by the Board of Directors, of fractions of shares which would otherwise result from the Reverse Stock Split. As a result of the Reverse Stock Split, the authorized Common stock of the Corporation will be reduced to 3,750,000 shares.


                              ARTICLE FIVE

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.


                              ARTICLE SIX

      The number of directors which shall constitute the whole Board of Directors of the Corporation shall be specified in the Bylaws of the Corporation, subject to the provisions of Article Five hereof and this Article Six. The Board of Directors is divided into three classes Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending at the annual meeting to be held in 1987, the directors first elected to Class II shall serve for a term ending at the annual meeting to be held in 1988 and the directors first elected to Class III shall serve for a term ending at the annual meeting to be held in 1989. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified, disabled or shall otherwise be removed.

      At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose terms then expire as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

      Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.


                             ARTICLE SEVEN

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                             ARTICLE EIGHT

      At all elections of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Article as to cumulative voting) such holder would be entitled to cast for the ordinary election of directors with respect to such holder's shares of stock multiplied by the number of directors to be elected in the election in which such holder's class or series of stock is entitled to vote, and each stockholder may cast all of such votes for a single nominee for director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.


                             ARTICLE NINE

      Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board, or by a majority of the members of the Board. Such special meetings may not be called by any other person or persons or in any other manner.


                             ARTICLE TEN

      No action may be taken by the stockholders except at an annual or special meeting of stockholders. No action may be taken by the stockholders by written consent.


                             ARTICLE ELEVEN

      To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.


                             ARTICLE TWELVE

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

      In witness whereof, this Amended and Restated Certificate of Incorporation has been executed this 20th day of May, 1999 by Gregory L. Horton, its authorized officer.


                              SMTEK International, Inc.


                              By:    /s/ Gregory L. Horton
                                   --------------------------
                                       Gregory L. Horton
                                       President